PROSPECTUS SUPPLEMENT                       FILED PURSUANT TO RULE NO. 424(b)(3)
(To Prospectus dated January 29, 2002)                 REGISTRATION NO.333-43766









                        1,000,000,000 Depositary Receipts
                           Software HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated January 29, 2002 relating to the sale of up to 1,000,000,000 depositary receipts by the Software HOLDRS (SM) Trust.

         The share amounts specified in the table on page 12 of the base prospectus shall be replaced with the following:



                                                                                             Primary
                                                                                 Share       Trading
                   Name of Company                              Ticker          Amounts      Market
________________________________________________________      ____________    __________   _____________

       Adobe Systems Incorporated                                 ADBE            6           NASDAQ
       BMC Software, Inc.                                          BMC            7            NYSE
       Check Point Software Technologies Ltd.                     CHKP            6           NASDAQ
       Computer Associates International, Inc.                     CA            17            NYSE
       Intuit Inc.                                                INTU            6           NASDAQ
       i2 Technologies, Inc.                                      ITWO           10           NASDAQ
       Macromedia, Inc.                                           MACR            1           NASDAQ
       Mercury Interactive Corporation                            MERQ            2           NASDAQ
       Micromuse Inc.                                             MUSE            2           NASDAQ
       Microsoft Corporation                                      MSFT           15           NASDAQ
       Nuance Communications, Inc.                                NUAN            1           NASDAQ
       Openwave Systems lnc.                                      OPWV            2           NASDAQ
       Oracle Corporation                                         ORCL           24           NASDAQ
       Peoplesoft, Inc.                                           PSFT            8           NASDAQ
       Rational Software Corporation                              RATL            5           NASDAQ
       SAP AG-preference shares *                                  SAP           16            NYSE
       Sapient Corporation                                        SAPE            3           NASDAQ
       Siebel Systems, Inc.                                       SEBL            8           NASDAQ
       TIBCO Software Inc.                                        TIBX            5           NASDAQ
       Veritas Software Corporation                               VRTS            7           NASDAQ


              --------------------------------------
              *The preference shares of this non-U.S. company trade in the United States as American depositary receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional factors to consider with respect to an investment in a non-U.S. company.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

Recent Developments

         As of January 2, 2002, Standard & Poor's Corporation sector classifications are based upon the new Standard & Poor's Global Industry Classification Standard ("GICS") sectors. Standard & Poor's Corporation is an independent source of market information that, among other things, maintains the Global Industry Classification Standard, which classifies the securities of public companies into various sector classifications based upon GICS sectors, which are derived from its own criteria. The GICS classification standards were exclusively effective on January 2, 2002. There are 10 Standard & Poor's GICS sectors and each class of publicly traded securities of a company are given only one GICS sector.

         The securities included in the Software HOLDRS are currently represented in the Information Technology GICS sector. The Standard & Poor's GICS sector classifications of the securities included in the Software HOLDRS may change over time if the companies that issued these securities change their focus of operations or if Standard & Poor's alters the criteria it uses to determine GICS sectors, or both.

         As provided in the depositary trust agreement, in addition to the other reconstitution events described therein, if the underlying securities of an issuer cease to be outstanding as a result of a merger, consolidation, corporate combination or other event, the trustee will distribute the consideration paid by and received from the acquiring company to the beneficial owners of Software HOLDRS only if the distributed securities have a different Standard & Poor's GICS sector classification than any of the underlying securities represented in the Software HOLDRS at the time of the distribution or exchange or if the securities received are not listed for trading on a U.S. national securities exchange or through the Nasdaq National Market System. In any other case, the additional securities received as consideration will be deposited into the Software HOLDRS trust.

         In addition, securities of a new company will be added to the Software HOLDRS, as a result of a distribution of securities by an underlying issuer, where a corporate event occurs, or where the securities of an underlying issuer are exchanged for the securities of another company, unless the securities received have a Standard & Poor's GICS sector classification that is different from the GICS sector classification of any other security then included in the Software HOLDRS or are not listed for trading on a U.S. national securities exchange or through the Nasdaq National Market System.


                    The date of this prospectus supplement is June 30, 2002.